Exhibit 99
Digi International Reports 6.6% Increase in Revenue
for First Fiscal Quarter 2008 Over First Fiscal Quarter 2007
(Minneapolis, MN, January 23, 2008) — Digi International® Inc. (NASDAQ: DGII, http://www.digi.com) reported revenue of $44.6 million for the first fiscal quarter of 2008, compared with $41.8 million for the first fiscal quarter of 2007, an increase of $2.8 million, or 6.6%.
Revenue from embedded products in the first quarter of fiscal 2008 was $20.7 million compared to $16.6 million in the first quarter of fiscal 2007, an increase of $4.1 million, or 24.5%. Revenue from non-embedded products was $23.9 million in the first quarter of fiscal 2008 compared to $25.2 million in the first quarter of fiscal 2007, a decrease of $1.3 million, or 5.2%.
The gross profit margin, as a percentage of net sales, was 53.6% in the first fiscal quarter of 2008 compared to 52.6% in the first fiscal quarter of 2007. Gross profit was higher than the comparable quarter a year ago by 8.5%, primarily due to product and mix changes within both the embedded and non-embedded product groups, as well as licensing revenue.
Total operating expenses in the first fiscal quarter of 2008 were $19.3 million, compared to $17.7 million in the first fiscal quarter of 2007. Operating expenses were higher in the first fiscal quarter of 2008 compared to the comparable quarter a year ago primarily as a result of incremental headcount due to overall growth, resulting in increased compensation-related sales and marketing and research and development expenses. The increased expenses in the first quarter of fiscal 2008 compared to the same period in the prior year resulted from the Drop-In Networking initiative, launched in June 2007 as well as increased international expenses.
Digi reported operating income of $4.6 million, or 10.3% of net sales, in the first fiscal quarter of 2008 compared to $4.3 million, or 10.3% of net sales, in the first fiscal quarter of 2007. Operating income in the first quarter of fiscal 2008 increased by $0.3 million, or 6.8%, compared to the first quarter of fiscal 2007.
Net income was $3.7 million in the first fiscal quarter of 2008, or $0.14 per diluted share, compared to $3.8 million, or $0.15 per diluted share in the comparable quarter of the prior year. The first quarter of fiscal 2007 net income benefited $0.5 million, or $0.02 per

Digi International Reports Fiscal First Quarter 2008 Results

diluted share, as a result of a retroactive benefit from the extension of the research and development credit.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $90.9 million at December 31, 2007, an increase of $3.3 million over the cash and cash equivalents and marketable securities balance at the end of fiscal 2007, or September 30, 2007. At December 31, 2007, Digi’s current ratio was 9.2 to 1, and the Company had no debt other than capital lease obligations.
“As we have stated in the past, our fiscal first quarter generally produces modest results,” said Joe Dunsmore, Digi’s Chief Executive Officer. “ Our non-embedded revenue decreased compared to the same quarter in the prior fiscal year primarily due to mature product line decreases. However, we experienced an increase in embedded product revenue, an overall improvement in gross profit margins and a modest growth in operating income.”
First Fiscal Quarter 2008 Business Highlights:
•	Digi was named by Forbes as one of “America’s 200 Best Small Companies,” ranking seventh overall in five-year average EPS growth and 152nd overall. Approximately 2,400 other small public companies, whose revenues were between $5 million and $750 million, with share prices above $5.00, were considered for the honor.

•	Digi’s Rabbit® brand introduced the RCM4300 RabbitCore featuring Megabyte Code Support™. The RCM4300 series enables a new generation of applications that use more memory for data and code. The on-board mass storage provides even more performance and easier design than any other alternative in its price range.

•	Digi introduced the XBee Wall Router, a ZigBee router used to expand a ZigBee network’s range. By plugging into standard power sockets, XBee wall routers are easy-to-install building blocks for self-healing ZigBee networks. These Zigbee networks often provide local device connectivity in end-to-end wireless Drop-in Networks.

•	Digi introduced the Multipoint XPress™ Ethernet Bridge (XEB) for wirelessly connecting multiple Ethernet devices in a single Drop-in Network when Wi-Fi range is insufficient, when an Ethernet cable is impractical or too costly to install, or when industrial grade, highly resilient wireless connectivity is needed. The Multipoint XEB makes it easy to connect equipment like industrial programmable logic controllers (PLCs), electronic LED signs, security cameras, Internet kiosks, and other Ethernet-enabled devices wirelessly, securely, and cost effectively.

•	Digi introduced the Digi DialServ to allow devices with built-in telephone modems to participate in wireless Drop-in Networks. Combined with a Digi cellular router

Digi International Reports Fiscal First Quarter 2008 Results

or gateway, the Digi DialServ extends the life of existing remote equipment by reducing monthly phone charges and speeding transaction times.

•	Digi continued to enhance the latest line of Rabbit® brand core modules with the RCM4300 RabbitCore featuring Megabyte Code Support™. The RCM4300 series enables a new generation of applications that require large amounts of memory for data and code.
Digi projects no change in its annual revenue guidance of $197 million to $207 million, and no change in its annual earnings per diluted share guidance of $0.69 to $0.87.
First Fiscal Quarter 2008 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Wednesday, January 23, 2008 at 5:00 pm EDT (4:00 pm CT), to join the call by dialing (800) 954-0620. International participants may access the call by dialing (212) 231-2901. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21372251 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level

Digi International Reports Fiscal First Quarter 2008 Results

of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2007 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Erika Moran / Tom Caden
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210

Digi International Reports Fiscal First Quarter 2008 Results

Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31, 2007	December 31, 2006
Net sales	$44,574	$41,811
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	19,543	18,650
Amortization of purchased and core technology	1,136	1,148

Gross profit	23,895	22,013

Operating expenses:
Sales and marketing	8,686	8,158
Research and development	6,589	5,972
General and administrative	3,353	2,911
Intangibles amortization	669	667

Total operating expenses	19,297	17,708

Operating income	4,598	4,305

Interest income (expense):
Interest income	1,054	796
Interest expense	(14)	(25)

Total interest income (expense)	1,040	771

Income before income taxes	5,638	5,076
Income tax provision	1,968	1,274

Net income	$3,670	$3,802

Net income per common share, basic	$0.14	$0.15

Net income per common share, diluted	$0.14	$0.15

Weighted average common shares, basic	25,619	25,078

Weighted average common shares, diluted	26,593	25,983

Digi International Reports Fiscal First Quarter 2008 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2007	September 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$17,778	$18,375
Marketable securities	68,863	67,111
Accounts receivable, net	20,525	21,022
Inventories	26,647	26,130
Other	4,732	4,961

Total current assets	138,545	137,599

Marketable securities, long-term	4,246	2,081
Property, equipment and improvements, net	20,727	19,987
Identifiable intangible assets, net	22,416	24,214
Goodwill	66,995	66,817
Other	920	1,128

Total assets	$253,849	$251,826

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$381	$379
Accounts payable	5,299	6,554
Accrued compensation	4,133	7,080
Other accrued expenses	3,610	4,727
Income taxes payable	1,623	3,156

Total current liabilities	15,046	21,896

Capital lease obligations, net of current portion	263	358
Net deferred tax liabilities	5,421	6,667
Income taxes payable — long-term	3,464	—

Total liabilities	24,194	28,921

Total stockholders’ equity	229,655	222,905

Total liabilities and stockholders’ equity	$253,849	$251,826

Digi International Reports Fiscal First Quarter 2008 Results

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2007	2006
Operating activities:
Net income	$3,670	$3,802
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	601	645
Amortization of identifiable intangible assets and other assets	1,896	1,947
Excess tax benefits from stock-based compensation	(129)	(60)
Stock-based compensation	872	765
Deferred income taxes	(1,095)	78
Other	162	289
Changes in operating assets and liabilities:
Accounts receivable	667	657
Inventories	(620)	(2,930)
Other assets	304	(776)
Accounts payable and accrued expenses	(4,149)	(2,444)
Income taxes payable	1,838	1,179

Net cash provided by operating activities	4,017	3,152

Investing activities:
Purchase of held-to-maturity marketable securities	(23,836)	(16,941)
Proceeds from maturities of held-to-maturity marketable securities	19,918	20,143
Contingent purchase price payments related to business acquisitions	(1,315)	(781)
Purchase of property, equipment, improvements and certain other intangible assets	(1,176)	(688)

Net cash (used in) provided by investing activities	(6,409)	1,733

Financing activities:

Payments on capital lease obligations and long-term debt	(102)	(103)
Excess tax benefits from stock-based compensation	129	60
Proceeds from stock option plan transactions	1,224	515
Proceeds from employee stock purchase plan transactions	348	191

Net cash provided by financing activities	1,599	663

Effect of exchange rate changes on cash and cash equivalents	196	246

Net (decrease) increase in cash and cash equivalents	(597)	5,794
Cash and cash equivalents, beginning of period	18,375	15,674

Cash and cash equivalents, end of period	$17,778	$21,468